EXHIBIT 99.1

charlesSCHWAB
CORPORATION

News Release

Contacts:
MEDIA: Greg Gable Charles Schwab Phone: 415-667-0473	INVESTORS/ANALYSTS: Rich Fowler Charles Schwab Phone: 415-667-1841

SCHWAB ENTERS AGREEMENT TO SETTLE FEDERAL SECURITIES LAW CLAIMS IN YIELDPLUS FUND CLASS ACTION
Company reserves additional $172 million for the first quarter

SAN FRANCISCO, April 20, 2010 - The Charles Schwab Corporation announced today that it has signed a memorandum of understanding with plaintiffs to settle federal securities law claims in a civil class action lawsuit related to the Schwab YieldPlus Fund®. The preliminary settlement is subject to a definitive agreement and final approval of the court. Other related regulatory matters and a California state law claim remain open.

As disclosed previously, the company is the subject of consolidated class action litigation filed between March and May 2008, and regulatory investigations relating to the investment policy, disclosures, and marketing of the Schwab YieldPlus Fund, an ultra-short bond fund ("Bond Fund"). The Bond Fund was designed to invest in a variety of fixed income instruments, including corporate bonds, asset backed securities, mortgage-backed securities, and other fixed income investments. The credit crisis that began in mid-2007 led to a decline in the value of a majority of fixed income investments market wide. As a result, certain Schwab clients who chose to invest in the Bond Fund experienced a decline in their investments, leading to the litigation.

The settlement, in which the company, without admitting liability, would pay a total of $200 million to resolve plaintiffs' federal law claims, allows the company to avoid the distraction and uncertainty of a trial, and the further possibility of a protracted appeals process. "We believe that bringing this aspect of the case to a constructive conclusion is in the best interests of all parties, including the company, its stockholders, and clients," said President and CEO Walt Bettinger. "Today's agreement represents the most effective way for us to move forward and maintain our focus on serving clients," he added.

Impact on First Quarter Results

Based on the preliminary settlement agreement, the company has increased the contingency reserve previously established in connection with the litigation by $172 million pre-tax, which is net of expected insurance coverage and will reduce first quarter 2010 net income by approximately $105 million, or $0.09 per share. Applicable accounting rules require the company to include the impact of the settlement in its first quarter results. The company had previously reported first quarter net income of $119 million, or $0.10 per share, in its earnings release dated April 15, 2010.

As discussed in its April 15 earnings release, the company had accrued $11 million after a summary judgment ruling of liability was issued by the court on March 30, 2010, solely with respect to plaintiffs' California state law claim. The court's ruling did not relate to federal securities law claims asserted against the company in the same case. The company had previously been unable to predict the outcome of proceedings on plaintiffs' federal claims or settlement discussions with plaintiffs and therefore had not included reserves for any potential liabilities in connection with those claims in the financial results reflected in the April 15 release.

The company will continue to evaluate the reserve pending final resolution of the litigation, including with respect to the preliminary settlement of plaintiffs' federal claims, which is subject to court approval, and with respect to plaintiffs' state law claim, which is not included in the preliminary settlement and is subject to a potential appeal and further proceedings on damages. The actual liability could be higher or lower than the amount reserved.

Other related regulatory matters disclosed previously also remain pending. As discussed previously, the company is unable to predict the outcome of these matters or to estimate the range of any potential liability, and therefore has not established an associated reserve.

Forward Looking Statements

This press release contains forward looking statements pertaining to the company's contingency reserves for Bond Fund litigation and to related regulatory matters that reflect management's current expectations and are subject to risks and uncertainties that could cause actual results to differ. Important factors that may cause such differences include, but are not limited to, a definitive agreement and final court approval regarding settlement of the federal law claims; the outcome of proceedings on the California state law claim, including final damages determination, appeal or settlement of that claim; amounts recovered on insurance policies; and adverse developments in litigation or regulatory matters.

About Charles Schwab

The Charles Schwab Corporation (NYSE: SCHW) is a leading provider of financial services, with more than 300 offices and 7.8 million client brokerage accounts, 1.5 million corporate retirement plan participants, 768,000 banking accounts, and $1.49 trillion in client assets. Through its operating subsidiaries, the company provides a full range of securities brokerage, banking, money management and financial advisory services to individual investors and independent investment advisors. Named Highest in Investor Satisfaction with Self-Directed Services by J.D. Power and Associates, its broker-dealer subsidiary, Charles Schwab & Co., Inc. (member SIPC, www.sipc.org), and affiliates offer a complete range of investment services and products including an extensive selection of mutual funds; financial planning and investment advice; retirement plan and equity compensation plan services; referrals to independent fee-based investment advisors; and custodial, operational and trading support for independent, fee-based investment advisors through its Advisor Services division. Its banking subsidiary, Charles Schwab Bank (member FDIC and an Equal Housing Lender), provides banking and mortgage services and products. More information is available at www.schwab.com.

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